Exhibit 99.1

NEWS RELEASE	CONTACT:	Scott B. Flaherty
EVP & Chief Financial Officer
561.413.0112

Willis Lease Finance Corporation Announces New Revolving Credit Facility for Joint Venture, Willis Mitsui & Co. Engine Support Limited

COCONUT CREEK, Fla. November 3, 2025 – Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and a global provider of aviation services, today announced that on October 31, 2025, Willis Mitsui & Co. Engine Support Limited (“WMES”), the Company’s long-standing joint venture with Mitsui & Co., Ltd. (“Mitsui”), entered into a new $750.0 million, five-year, revolving credit facility (“Credit Agreement”).

Proceeds from the revolving credit facility may be used for general corporate purposes. The credit facility will be available on a revolving basis until October 31, 2030, and WMES may request to extend the maturity, subject to lender approval. Loans under the Credit Agreement will bear interest based on a floating rate (Term SOFR) plus a margin.

“We are extremely pleased with the successful completion of this new revolving credit facility,” said Hagen S. Disch, Treasurer of WLFC, “which strengthens our financial flexibility and demonstrates the continued confidence our lenders have in our joint venture.”

“We are thrilled to announce a new credit facility for WMES as we focus on expanding our strategic growth initiatives,” said Akira Kaido, Chairperson and Director of WMES. “This announcement closely follows the close of our acquisition of Willis Mitsui & Co. Asset Management Limited in June, and this credit agreement will help us capitalize on new opportunities with agility and strength.”

WMES, which is 50% owned by WLFC and 50% owned by Mitsui, was established in 2011 and headquartered in Dublin.

About Willis Lease Finance Corporation

Willis Lease Finance Corporation (WLFC) leases large and regional spare commercial aircraft engines and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis and Willis Aviation Services Limited, the company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services. Willis Sustainable Fuels intends to develop, build and operate projects to help decarbonize aviation.

Exhibit 99.1
Forward-Looking Statements

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. By their nature, forward-looking statements involve a number of inherent risks, uncertainties and assumptions and are subject to change in circumstances that are difficult to predict and many of which are outside of our control. These risks, uncertainties and assumptions could adversely affect the outcome and financial effects of the plans and events described herein. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed, either expressly or implicitly, in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and natural disasters; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors, as well as the impact of new or increased tariffs; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

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